Table of Contents

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer Chief Financial Officer (949)509-4440

DOWNEY ANNOUNCES $1 BILLION SALE OF PORTFOLIO LOANS

          Newport Beach, California — October 21, 2004. Downey Financial Corp. (NYSE: DSL) announced today that it entered into an agreement to sell approximately $1 billion of its residential one-to-four unit loans on a servicing released basis from its $13.4 billion portfolio held for investment. The transaction is anticipated to close at the end of November. The loans to be sold are older adjustable rate mortgages tied to the 12-month moving average of annual yields on actively traded U.S. Treasury securities adjusted to a constant maturity of one year (“MTA”).

          Prior to the end of first quarter 2005, Downey expects to achieve its previously stated objective of managing balance sheet growth in line with the growth of retained earnings, to include the replacement of the MTA loans being sold. Initially, the sale will result in a reduction of net interest income until the loans are replaced. However, a breakeven point for the lost net interest income is expected to occur within approximately six months following the sale, when considering the expected 2004 fourth quarter gain from this loan sale. After the initial approximate six month period, overall profits should be enhanced from the higher yielding loans.

          Downey Financial Corp., with assets of $15.6 billion, is the parent company of Downey Savings and Loan Association, F.A., which has 165 branches throughout California and three in Arizona.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Table of Contents